                                  EXHIBIT 12
                      W. R. GRACE & CO. AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
           COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (a)
                         (in millions, except ratios)
                                  (Unaudited)

                                                                                                                Nine Months Ended
                                                                   Years Ended December 31,(c)                    September 30,
                                                      ------------------------------------------------------ ----------------------
                                                       1996 (d)  1995 (e)    1994 (f)   1993 (g)    1992 (h)  1997 (i)  1996 (c)(j)
                                                      --------- ---------   ---------  ---------   --------- ---------  -----------

Net income/(loss) from continuing operations.......    $213.8    $(179.6)  $  (35.1)  $   28.1   $     7.7     $222.5     $333.0
    Add/(deduct):
    Provision for/(benefit from) income taxes......     134.8     (104.5)     (42.6)      16.4        84.1      134.1      192.9

    Income taxes of 50%-owned companies............        --         --         --         .1         2.1         --        --

    Equity in unremitted losses/(earnings)
      of less than 50%-owned companies.............       (.4)        .8        (.6)       (.5)       (2.0)       (.7)       (.4)

    Interest expense and related financing costs,
      including amortization of capitalized interest    160.8      179.8      138.5      122.7       162.7       65.0      139.1

    Estimated amount of rental expense
      deemed to represent the interest factor......       8.4        8.5       10.1       11.3        14.0        3.9        8.3
                                                       ------   --------    -------     ------      ------     ------    -------

Income/(loss) as adjusted..........................    $517.4   $  (95.0)   $  70.3     $178.1      $268.6     $424.8    $ 672.9
                                                       ======   ========    =======     ======      ======     ======    =======

Combined fixed charges and preferred stock dividends:
    Interest expense and related financing costs,
      including capitalized interest...............    $177.1     $195.5     $143.2     $122.8      $176.3    $  72.9   $  154.2

    Estimated amount of rental expense
      deemed to represent the interest factor......       8.4        8.5       10.1       11.3        14.0        3.9        8.3
                                                    ---------    -------    -------   --------    --------   --------   --------

Fixed charges......................................     185.5      204.0      153.3      134.1       190.3       76.8      162.5

Preferred stock dividend requirements(b)...........        .6         .5         .5         .8          .8          --        .6
                                                   ----------    -------    -------   --------    --------   ---------  ---------

Combined fixed charges and preferred
   stock dividends.................................    $186.1    $ 204.5     $153.8     $134.9      $191.1     $ 76.8   $  163.1
                                                       ======    =======     ======     ======      ======     ======   ========

Ratio of earnings to fixed charges..............          2.79     (k)        (k)          1.33        1.41       5.53       4.14
                                                       =======   =======     ======     =======     =======    =======  =========

Ratio of earnings to combined fixed charges
   and preferred stock dividends...................       2.78     (k)        (k)          1.32        1.41       5.53       4.13
                                                       =======   =======     ======     =======     =======    =======  =========

      (a) Grace's preferred stocks were retired in 1996; for additional information, see Note 1 to the consolidated financial statements in the 1996 Form 10-K.

      (b) For each period with an income tax provision, the preferred stock dividend requirements have been increased to an amount representing the pretax earnings required to cover such requirements using Grace's effective tax rate.

      (c) Certain amounts have been restated to conform to the 1997 presentation.

      (d) Includes a pretax gain on sales of businesses of $326.4, offset by pretax provisions of $229.1 for asbestos-related liabilities and insurance coverage and $107.5 for restructuring costs and asset impairments.

      (e) Includes pretax provisions of $275.0 for asbestos-related liabilities and insurance coverage; $209.5 related to restructuring costs, asset impairments and other activities; $77.0 for environmental liabilities at former manufacturing sites; and $30.0 for corporate governance activities.

      (f) Includes a pretax provision of $316.0 relating to asbestos-related liabilities and insurance coverage.

      (g) Includes a pretax provision of $159.0 relating to asbestos-related liabilities and insurance coverage.

      (h) Includes a pretax provision of $140.0 relating to a fumed silica plant in Belgium.

      (i) Includes a pretax gain of $103.1 on the sale of Grace's specialty polymers business and a pretax provision of $12.4 relating to restructuring costs.

      (j) Includes a pretax gain of $326.4 on the sale of businesses, principally the water treatment and process chemicals business, and a pretax provision of $53.7 relating to restructuring costs.

      (k) As a result of the losses incurred for the years ended December 31, 1995 and 1994, Grace was unable to fully cover the indicated fixed charges.